iHEARTMEDIA, INC.
2019 KEY EMPLOYEE INCENTIVE PLAN
1.Purpose. This iHeartMedia, Inc. (the “Company”) 2019 Key Employee Incentive Plan (as it may be amended, the “Plan”) is designed to align the interests of the Company and certain key employees of the Company Group.
2.    Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of January 1, 2019 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until December 31, 2019 unless earlier terminated in accordance with Section 8(e) before December 31, 2019 (the “Term”). The expiration of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder.
3.    General. The compensation provided under this Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or any of its direct or indirect subsidiaries; provided, however that, notwithstanding the foregoing, the compensation provided under this Plan is the only cash-based incentive compensation opportunity granted to Participants in respect of 2019.
4.    Definitions. For purposes of this Plan:
(a)    “Board” means the Company’s Board of Directors.
(b)    “Cause” means “Cause” as defined in any employment agreement between the Participant and the Company or any of its subsidiaries or, if no such agreement exists or such term is not defined therein, “Cause” means: (i) the Participant’s willful breach or habitual neglect of assigned duties by the Company, including compliance with any policy of the Company; (ii) the Participant’s conviction (including any plea of nolo contendere) of any felony or crime involving dishonesty or moral turpitude; (iii) any act of personal dishonesty knowingly taken by the Participant in connection with the Participant’s responsibilities as an employee and intended to result in the Participant’s personal enrichment or the enrichment of any other person or entity; (iv) bad faith conduct that is materially detrimental to the Company; (v) the Participant’s inability to perform the Participant’s duties due to alcohol or illegal drug use; (vi) any act or omission by the Participant which is of substantial detriment to the Company because of the Participant’s intentional failure to comply with any statute, rule or regulation, except any act or omission the Participant believes in good faith to have been in or not opposed to the best interest of the Company (without an intent to gain, directly or indirectly, a profit to which the Participant was not legally entitled) and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty; or (vii) any other act or failure to act or other conduct which is determined by the Committee, in its sole discretion, to be demonstrably and materially injurious to the Company, monetarily or otherwise.
(c)    “Committee” means the Compensation Committee of the Board.
(d)    “Company Group” means the Company and its direct and indirect subsidiaries.
(e)    “Consolidated OIBDAN” means the following as determined for the applicable Quarter or cumulatively across multiple Quarters (i) operating income of the Company and its consolidated subsidiaries (the “Consolidated Group”) as defined by Generally Accepted Accounting Principles, plus (ii) depreciation expense for the Consolidated Group, plus (iii) amortization expense for the Consolidated Group, plus (iv) impairment charges for the Consolidated Group, plus (v) restructuring expenses for the Consolidated Group (including but not limited to severance, certain bonus compensation identified in the 2019 budget, professional fees incurred in connection with litigation and the Company’s and the other related Debtors’ bankruptcy cases and lease cancellation and renegotiation expenses), plus (vi) rent expenses related to any sale/leaseback transactions for the Consolidated Group and plus (vii) foreign exchange impact.  The Committee shall determine Consolidated OIBDAN for the applicable measurement period within sixty (60) days of the end of the period in a manner consistent with the Company’s past practice and the 2019 budget for determining Consolidated OIBDAN for bonus purposes.
(f)    “Disability” means “Disability” as defined in any employment agreement between the Participant and the Company and any of its subsidiaries or, if no such agreement exists or such term is not defined therein, “Disability” means the Participant’s inability to perform, by reason of physical or mental incapacity (i) such Participant’s duties or obligations to the Company or any of its subsidiaries for 180 days in any twelve (12)-month period after taking into account reasonable accommodations as required by applicable law or (ii) in such a manner as to qualify for permanent benefits under the long-term disability insurance policy of any member of the Company Group.
(g)    “Good Reason” means “Good Reason” as defined in any employment agreement between the Participant and the Company or any of its subsidiaries or, if no such agreement exists or such term is not defined therein, “Good Reason” means either of the following, in each case, without the Participant’s consent: (i) a reduction of 20% or more of the Participant’s annual base salary as in effect on the Effective Date or as the same may be increased from time to time, or (ii) a relocation of the geographic location of the Participant’s principal place of employment by more than fifty (50) miles from the principal place of business. The occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason, if the Participant does not timely provide notice to the Company within thirty (30) days of the date on which the Participant first becomes aware of the occurrence of that event. The Company shall have fifteen (15) days following receipt of the Participant’s written notice in which to correct in all material respects the circumstances constituting Good Reason, and the Participant must terminate employment within thirty (30) days following expiration of the Company’s fifteen (15)-day cure period. Otherwise, any claim of such circumstances constituting “Good Reason” shall be deemed irrevocably waived by the Participant.
(h)    “Participant” means each of the individuals listed on Exhibit 1 hereto.
(i)    “Participation Agreement” means the agreement between the Company and a Participant granting a Participant the opportunity to earn a Quarterly Performance Bonus under this Plan and in the form attached hereto as Schedule B.
(j)    “Performance Goals” means, as applicable, the Performance Measures set forth on Schedule A, as follows:
(i)    Quarterly Threshold Performance Goals;
(ii)    Quarterly Target Performance Goals;
(iii)    Quarterly Maximum Performance Goals;
(iv)    Cumulative Threshold Performance Goals;
(v)    Cumulative Target Performance Goals; and
(vi)    Cumulative Maximum Performance Goals.
(k)    “Performance Measure” means the performance metric set forth in a Participant’s Participation Agreement that is used to determine the Participant’s Quarterly Performance Bonus, which shall be either Consolidated OIBDAN (in millions) or Radio Segment OIBDAN (in millions).
(l)    “Qualifying Termination” means a termination of a Participant’s employment with the Company and its subsidiaries due to death or Disability, by the Company without Cause or by the Participant for Good Reason.
(m)    “Quarter” means each of the following periods: January 1, 2019 through March 31, 2019 (“First Quarter”); April 1, 2019 through June 30, 2019 (“Second Quarter”); July 1, 2019 through September 30, 2019 (“Third Quarter”); and October 1, 2019 through December 31, 2019 (“Fourth Quarter”).
(n)    “Quarterly Performance Bonus” means, in the case of any Participant, the incentive bonus, if any, payable to such Participant under Section 6(a) and, to the extent applicable, Section 6(b) of the Plan in respect of the applicable Quarter.
(o)    “Radio Segment OIBDAN” means the following as determined for the applicable Quarter or cumulatively across multiple Quarters: OIBDAN calculated for the Radio Segment only in the same manner as Consolidated OIBDAN minus (i) corporate expenses reclassified to the “corporate segment” for external reporting purposes, plus (ii) Katz OIBDAN reclassified to “other segment” for external reporting purposes.  The Committee shall determine Radio Segment OIBDAN for the applicable measurement period within sixty (60) days of the end of the period in a manner consistent with the Company’s past practice and the 2019 budget for determining Radio Segment OIBDAN for bonus purposes.
(p)    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(q)    “Target Bonus” means a Participant’s target bonus amount in respect of each Quarter as set forth in the Participant’s Participation Agreement.
5.    Eligible Participants. Only the individuals set forth on Exhibit 1 hereto shall be Participants under the Plan and eligible to receive a Quarterly Performance Bonus with respect to each Quarter hereunder.
6.    Terms of Participation.
(a)    Subject to the provisions of this Plan, each Participant shall earn an incentive bonus as of the end of each Quarter in an amount (which may be $0.00) as determined in accordance with Schedule A, to the extent an applicable Performance Goal has been attained for such Quarter.
(b)    In addition to being measured on a Quarterly basis, each Performance Measure shall be measured cumulatively at the end of each of the Second, Third, and Fourth Quarters.
(i)    Second Quarter Catch-Up: Subject to the provisions of this Plan, each Participant shall earn, in addition to any incentive bonus payable for the Second Quarter pursuant to Section 6(a) above, an incentive bonus in an amount, if positive, equal to (i) the Quarterly Performance Bonus payable, if any, based on achievement, as applicable, of the Cumulative Threshold Performance Goal or the Cumulative Target Performance Goal, in either case, as of the end of the Second Quarter in an amount as determined in accordance with Schedule A, minus (ii) the aggregate Quarterly Performance Bonuses actually paid or payable to the Participant (other than on a cumulative basis) in respect of the First Quarter and Second Quarter.
(ii)    Third Quarter Catch-Up: Subject to the provisions of this Plan, each Participant shall earn, in addition to any incentive bonus payable for the Third Quarter pursuant to Section 6(a) above, an incentive bonus in an amount, if positive, equal to (i) the Quarterly Performance Bonus payable, if any, based on achievement, as applicable, of the Cumulative Threshold Performance Goal or the Cumulative Target Performance Goal, in either case, as of the end of the Third Quarter in an amount as determined in accordance with Schedule A, minus (ii) the aggregate Quarterly Performance Bonuses actually paid or payable to the Participant (other than on a cumulative basis) in respect of the First Quarter, Second Quarter, and Third Quarter.
(iii)    Fourth Quarter Catch-Up: Subject to the provisions of this Plan, each Participant shall earn, in addition to any incentive bonus payable for the Fourth Quarter pursuant to Section 6(a) above, an incentive bonus in an amount, if positive, equal to (i) the Quarterly Performance Bonus payable, if any, based on achievement, as applicable, of the Cumulative Threshold Performance Goal, the Cumulative Target Performance Goal or the Cumulative Maximum Performance Goal as of the end of the Fourth Quarter in an amount as determined in accordance with Schedule A, minus (ii) the Quarterly Performance Bonuses actually paid or payable to the Participant (other than on a cumulative basis) in respect of the First Quarter, Second Quarter, Third Quarter, and Fourth Quarter.
Schedule C hereto contains examples of the application of this Section 6(b).
(c)    Any Quarterly Performance Bonus required to be paid under this Plan shall be paid on a fully-vested basis by the Company as soon as reasonably practicable after the Certification Date (as defined below), but in any event no later than the sixtieth (60th) day after the end of the applicable Quarter; provided, however, that, notwithstanding the foregoing, any Quarterly Performance Bonus in respect of the Fourth Quarter may only be paid upon the first to occur of (i) the completion of the annual financial statement audit (the “Audit”) and (ii) December 31, 2020 unless the Audit is delayed past February 28, 2020 and the reason for the delay in completing the Audit is the result of open issues that are not expected to impact the calculation(s) of Radio Segment OIBDAN or Consolidated OIBDAN, as applicable, in which case the Quarterly Performance Bonus shall be paid prior to the completion of the Audit and no later than February 28, 2020.
(d)    In order to earn a Quarterly Performance Bonus under the Plan in respect of any Quarter, a Participant must remain employed by a member of the Company Group through and including the last day of the applicable Quarter. A Participant whose employment with the Company Group terminates for any reason other than a Qualifying Termination prior to the last day of the applicable Quarter shall forfeit the right to any Quarterly Performance Bonus in respect of that Quarter.
(e)    In the event a Participant’s employment with the Company Group terminates due to a Qualifying Termination prior to the end of the applicable Quarter, the Participant shall be paid on a fully-vested basis, a pro rata portion of the Quarterly Performance Bonus that would otherwise be paid in respect of that Quarter, if any, required to be made under the Plan in respect of the applicable Quarter, with such pro rata portion determined based on the number of days the Participant remained an employee of the Company Group during the applicable Quarter.
7.    Performance Goals. Promptly after the end of each Quarter (but in any event within 60 days of the end of the Quarter) (such actual date, the “Certification Date”), the Committee shall certify the degree to which the applicable Performance Goals have been achieved or exceeded and the amount, if any, payable to each Participant hereunder subject to the terms and conditions contained herein.
8.    Plan Administration. This Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan (but not to make determinations of Consolidated OIBDAN or Radio Segment OIBDAN) to an officer of the Company. The Committee shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee shall be final, conclusive and binding on all Participants and shall be accorded the maximum deference permitted by law.
(a)    All rights and interests of the Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.
(b)    Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require that the Participant, as a condition precedent to such payment, execute a receipt and release to such effect.
(c)    Payment of amounts due under the Plan shall be provided to the Participant in the same manner as the Participant receives his or her regular paycheck or by mail at the last known address of the Participant in the possession of the Company, at the discretion of Committee. The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.
(d)    The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder.
(e)    The Company, in its sole discretion, shall have the right to amend or terminate this Plan at any time; provided that in no event shall any amendment or termination adversely affect the rights of the Participants regarding any Quarterly Performance Bonus for a Quarter that has commenced as of the date of such action without the prior written consent of the affected Participants; provided, further, that notwithstanding the foregoing, the Company shall have sole discretion to terminate the Plan immediately upon the Effective Date (as defined in the Fifth Amended Joint Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1632]), at which time, subject to the provisions of this Plan, each Participant who remains employed by the Company or one of its subsidiaries through the date of such termination of the Plan shall be eligible to earn a pro-rated portion of the Quarterly Performance Bonus for the Quarter in which such termination occurs, based on the number of days elapsed during such Quarter prior to the Effective Date (as defined in the Fifth Amended Joint Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1632]) and otherwise in accordance with the terms and conditions of the Plan. Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.
(f)    Nothing contained in this Plan shall in any way affect the right and power of any member of the Company Group to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in accordance with the terms of his or her employment agreement, as applicable, in any manner.
(g)    Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.
(h)    Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(i)    The Plan and each Participation Agreement shall be construed, regulated, interpreted and administered according to the laws of the State of Texas, without regard to conflict of law principles. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.
(j)    The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.
IN WITNESS WHEREOF, iHeartMedia, Inc. has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.
IHEART MEDIA, INC.

By:
Name:
Its:

SCHEDULE A
Bonus Amounts, Performance Measures and Goals
Quarters Ending March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019:

Portion of the Target Bonus Payable if Quarterly and/or Cumulative Threshold Performance Goal* Achieved:	50%
Portion of the Target Bonus Payable if Quarterly and/or Cumulative Target Performance Goal* Achieved:	100%
Portion of the Target Bonus Payable if Quarterly and/or Cumulative Maximum Performance Goal* Achieved:	150%
Portion of the Target Bonus Payable if Achievement is Between Quarterly and/or Cumulative Threshold and Maximum Performance Goals (subject to the terms and conditions of Section 6(b)):	Linear interpolation between 50% and 150%
* The applicable percentage for cumulative performance is applied to a Participant’s aggregate Target Bonuses through the end of the applicable Quarter.

(i)	Performance Measure: CONSOLIDATED OIBDAN (in Millions)

Quarter Ending:	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Quarterly Threshold Performance Goal	$206	$394	$383	$471
Quarterly Target Performance Goal	$242	$464	$451	$554
Quarterly Maximum Performance Goal	N/A	N/A	N/A	$637
Cumulative Threshold Performance Goal	N/A	$600	$983	$1,454
Cumulative Target Performance Goal	N/A	$706	$1,157	$1,711
Cumulative Maximum Performance Goal	N/A	N/A	N/A	$1,968

(ii)	Performance Measure: RADIO SEGMENT OIBDAN (in Millions)

Quarter Ending:	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Quarterly Threshold Performance Goal	$145	$247	$263	$298
Quarterly Target Performance Goal	$170	$290	$309	$350
Quarterly Maximum Performance Goal	N/A	N/A	N/A	$403
Cumulative Threshold Performance Goal	N/A	$391	$654	$951
Cumulative Target Performance Goal	N/A	$460	$769	$1,119
Cumulative Maximum Performance Goal	N/A	N/A	N/A	$1,287

SCHEDULE B
TO:    {PARTICIPANT NAME}
FROM:
DATE:    ______________, 2019

RE:	Participation Agreement under the iHeartMedia, Inc. 2019 Key Employee Incentive Plan

1.
We are pleased to advise you that you will be eligible to receive a Quarterly Performance Bonus pursuant to the iHeartMedia, Inc. (the “Company”) 2019 Key Employee Incentive Plan (as it may be amended, the “Plan”). Terms used herein with initial capital letters have the meanings set forth in the Plan and this Participation Agreement shall be, in all respects, subject to the terms and conditions of the Plan. A copy of the Plan as in effect of the date hereof has been furnished to you and you agree to be bound by the terms and conditions of the Plan and this Participation Agreement. In the event of any conflict between the terms and conditions of this Participation Agreement and the Plan, the terms and conditions of the Plan shall control.

2.	Quarterly Performance Bonus. Your Target Bonus amount in respect of each Quarter is $___________.

3.	Quarterly Performance Bonus Performance Measure. Your Quarterly Performance Bonus payments are calculated based on the achievement of [Consolidated OIBDAN] [Radio Segment OIBDAN] Performance Goals.

4.
Payment Schedule. Except as otherwise provided for in Section 6(c) of the Plan with respect to the Fourth Quarter, your Quarterly Performance Bonus amount, if any, will be paid to you on a fully-vested basis by the Company no later than the sixtieth (60th) day after the end of the applicable Quarter and otherwise in accordance with and subject to the terms and conditions of the Plan.

Nothing contained in the Plan shall in any way affect the right and power of any member of the Company Group to discharge or otherwise terminate your employment at any time or for any reason. Your rights under this Participation Agreement and any interest in or right to the Quarterly Performance Bonus payment, if any, may not be transferred or assigned by you, other than by will or by the laws of descent and distribution. The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to the Plan.
The Company intends for the Quarterly Performance Bonus payment to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Quarterly Performance Bonus is not exempt from the requirements of Section 409A, the Quarterly Performance Bonus is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall any member of the Company Group be liable for any additional, tax, interest, income inclusion or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A. You are hereby advised to consult immediately with your tax advisor regarding the tax consequences of the Quarterly Performance Bonus payments including, without limitation, any possible tax consequences in connection with Section 409A.
We greatly appreciate your contributions to the Company and look forward to working together with you towards the Company’s future successes. If you have any questions regarding this Participation Agreement, please contact [ ] in Human Resources at [ ].
IHEART MEDIA, INC.

By:
Name:
Its:

SCHEDULE C
The following examples demonstrate the application of Section 6(b) of the Plan:

Example 1:	The Company achieves the Quarterly Threshold Performance Goal for the Second Quarter. In this case, Participants would earn 50% of the Target Bonus payable in respect of the Second Quarter.
Example 2:
Same as in Example 1 and the Company exceeds the Quarterly Target Performance Goal for the Third Quarter such that cumulative performance as of the end of the Third Quarter meets the Cumulative Target Performance Goal for the Third Quarter. In this case, Participants would earn 100% of the Participant’s Target Bonus for the Third Quarter, plus the Participants would earn an additional amount equal to (a) the sum of 100% of the Target Bonus for each of the First Quarter, Second Quarter, and Third Quarter minus (b) the sum of the Quarterly Performance Bonus actually paid or payable to Participants in respect of the First Quarter, Second Quarter, and the Quarterly Performance Bonus payable to Participants in respect of the Third Quarter.

Example 3:
Same as in Example 2 and the Company exceeds the Quarterly Target Performance Goal for the Third Quarter such that cumulative performance as of the end of the Third Quarter exceeds the Cumulative Target Performance Goal for the Third Quarter. In this case, Participants would earn 100% of the Participant’s Target Bonus for the Third Quarter, plus the Participants would earn an additional amount (if any) equal to (a) the sum of 100% of the Target Bonus for each of the First Quarter, Second Quarter, and Third Quarter minus (b) the sum of the Quarterly Performance Bonus actually paid or payable to Participants in respect of each of the First Quarter and Second Quarter, and the Quarterly Performance Bonus payable to Participants in respect of the Third Quarter ((a) minus (b), the “Catch-Up”); provided that the amount of the Catch-Up (if any) may not exceed the Cumulative Target Performance Bonus for the Third Quarter.

Example 4:
Same as in Example 3 and the Company performs sufficiently to meet or exceed the Cumulative Maximum Performance Goal for the Fourth Quarter. In this case, Participants would earn 150% of the Target Bonus for the Fourth Quarter plus an amount equal to (a) the sum of 150% of the Target Bonus for each of the First Quarter, Second, Third and Fourth Quarters minus (b) the sum of the Quarterly Performance Bonus actually paid or payable to Participants in respect of the First Quarter, Second Quarter and Third Quarter, and the Quarterly Performance Bonus payable to Participants in respect of the Fourth Quarter.

EXHIBIT 1

(a)	Robert Pittman

(b)	Richard Bressler

(c)	Steven Macri

(d)	Robert Walls, Jr.

(e)	Brian Coleman

(f)	Steve Mills

(g)	Paul McNicol

(h)	Scott Hamilton

(i)	Tim Castelli

(j)	Greg Ashlock

(k)	Darren Davis